SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by the party other than the registrant[ ]

Check the appropriate box:

[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a -12

                              L. LURIA & SON, INC.
                (Name of Registrant as Specified in its Charter)

                              L. LURIA & SON, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14-a-6(i)(1), or 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on the table below per Exchange Act Rules 14-a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transactions applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

         (4)  Proposed maximum aggregate value of transaction:

[ ] Checkbox if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)  Amount previously paid:

         (2)  Form, schedule or registration statement no.:

         (3)  Filing party:

         (4)  Date filed:

                              L. LURIA & SON, INC.
                             5770 Miami Lakes Drive
                           Miami Lakes, Florida 33014

                                -----------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 30, 1996

                               ------------------

To Our Shareholders:

     A Special Meeting of Shareholders of L. Luria & Son, Inc. (the "Company") will be held at the Davis Cup Room, Don Shula's Hotel, Main Street, Miami Lakes, Florida, 33014, on October 30, 1996 at 9:30 A.M., local time, for the following purposes:

     1) To ratify the election of five Directors of the Company appointed by the Board of Directors since the Company's Annual Meeting of Shareholders held in June 1996, two of whom will serve until the Annual Meeting of Shareholders to be held in 1997, one of whom will serve until the Annual Meeting of Shareholders to he held in 1998, and two of whom will serve until the Annual Meeting of Shareholders to be held in 1999, and all of whom will serve until their respective successors are duly elected and qualified; and

     2) To transact such other business as may properly come before the meeting or any adjournment thereof.

All shareholders are cordially invited to attend, although only shareholders of record at the close of business on September 16, 1996 will be entitled to vote at the meeting or any adjournment thereof.

                                NANCY LURIA-COHEN
                                SECRETARY

Miami Lakes, Florida
September 23, 1996

         A FORM OF PROXY IS ENCLOSED. THE ANNUAL REPORT OF L. LURIA & SON, INC. FOR THE FISCAL YEAR ENDED FEBRUARY 3, 1996 IS AVAILABLE UPON REQUEST TO THE COMPANY. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PAID ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN THE EVENT YOU ATTEND THE MEETING.

                              L. LURIA & SON, INC.

                         SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 30, 1996

                                 PROXY STATEMENT

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of L. Luria & Son, Inc. (the "Company"), to be voted at a Special Meeting of Shareholders of the Company (the "Meeting") to be held at 9:30 A.M., local time, October 30, 1996 at the Davis Cup Room, Don Shula's Hotel, Main Street, Miami Lakes, Florida 33014, for the purposes set forth in the preceding notice.

     You may revoke your proxy at any time prior to its use by delivering a written notice to the Secretary of the Company, by executing a later-dated proxy or by attending the Meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the Meeting in accordance with the specifications made thereon or, in the absence of such specifications, FOR the ratification of the appointment of the Directors designated by the Directors. The Board of Directors of the Company has fixed the close of business on September 16, 1996, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and at any adjournment thereof.

     The complete mailing address of the Company's principal executive offices is 5770 Miami Lakes Drive, Miami Lakes, Florida 33014. The approximate date on which this proxy statement and the form of proxy were first sent or given to the shareholders of the Company was September 23, 1996.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only the holders of shares of common stock, $.01 par value per share (the "Common Stock"), and Class B stock, $.01 par value per share ("Class B Stock"), at the close of business on September 16, 1996 are entitled to vote at the Meeting. At the close of business on September 16, 1996, there were 5,451,588 shares of Common Stock outstanding and 320 shares of Class B Stock outstanding. Except for the ratification of the election of Directors where holders of record of Common Stock and Class B Stock vote together and are entitled to one vote for each share held, holders of record of Common Stock will be entitled to one vote for each share held and holders of record of Class B Stock will be entitled to ten votes for each share held on all other matters presented at the Meeting. The presence in person or by proxy of a majority of the combined voting power of the outstanding shares entitled to vote at the Meeting shall constitute a quorum at the Meeting. The Directors receiving the greatest number of votes of Common Stock and Class B Stock voting together as one class shall be ratified as Directors. Abstentions are considered as shares present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but are not counted as votes "for" or "against" any matter. The inspector of elections will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefore would not be considered by the inspectors when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters.) If less than a majority of the outstanding shares of Common Stock and Class B Stock taken together are represented at the Meeting, a majority of the shares so represented may adjourn at the Meeting from time to time without further notice.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of September 16, 1996, the number of shares of Common Stock of the Company which were owned beneficially by (i) each person who is known by the Company to own beneficially more than 5% of its Common Stock, (ii) each Director, (iii) each of the named executive officers listed in the Summary Compensation Table (see "Executive Compensation"), and
(iv) the officers and Directors of the Company as a group:


    NAME AND ADDRESS OF                                        COMMON STOCK
    BENEFICIAL OWNER(1)                                     BENEFICIALLY OWNED
- -------------------------------                 -------------------------------------------
                                                     SHARES                 PERCENT
                                                     ------                 -------
Ocean Reef Management, Inc.(2)                     1,320,105                 24.2%
19495 Biscayne Boulevard
One Turnberry Place
Suite 800
Aventura, Florida 33180

Rachmil Lekach(3)                                  1,320,105                 24.2%
5770 Miami Lakes Drive
Miami Lakes, Florida 33014

Ilia Lekach(4)                                     1,335,105                 24.5%
5770 Miami Lakes Drive
Miami Lakes, Drive

Joel Eidelstein(5)                                 1,320,105                 24.2%
19495 Biscayne Boulevard
One Turnberry Place
Suite 800
Aventura, Florida 33180

Leonard Luria(6)                                       1,050                   *
5770 Miami Lakes Drive
Miami Lakes, Florida 33014

Peter P. Luria (7)                                    50,815                   *
5770 Miami Lakes Drive
Miami Lakes, Florida 33014

Nancy Luria-Cohen (8)                                  2,112                   *
5770 Miami Lakes Drive
Miami Lakes, Florida 33014


    NAME AND ADDRESS OF                                        COMMON STOCK
    BENEFICIAL OWNER(1)                                     BENEFICIALLY OWNED
- -------------------------------                 -------------------------------------------
                                                     SHARES                 PERCENT
                                                     ------                 -------
Harry J. Diven, Jr.(9)                                  6,333                  *
315 West 70th Street
New York, New York 10023

Gerald Nathanson(10)                                  400,000                 6.8%
5770 Miami Lakes Drive
Miami Lakes, Florida 33014

Erwin Zafir                                               -0-                  0%
5770 Miami Lakes Drive
Miami Lakes, Florida 33014

Fred Fuhrmann                                             -0-                  0%
5770 Miami Lakes Drive
Miami Lakes, Florida  33014

Craig Kurlander                                         5,000                  *
5770 Miami Lakes Drive
Miami Lakes, Florida 33014

Richard Loebl                                             -0-                  0%
5770 Miami Lakes Drive
Miami Lakes, Florida 33014

Franklin Resources, Inc.(11)                          438,630                 8.0%
777 Mariners Island Boulevard
San Mateo, California  94404

Dimensional Fund Advisors, Inc. (12) (13)             339,837                 6.2%
1299 Ocean Avenue
Santa Monica, California 90401

Tweedy, Browne Company L.P.(13)                       331,315                 6.1%
52 Vanderbilt Avenue
New York, New York 10017

All Directors and officers as a group               1,395,415                25.3%
(13 persons)(14)

- --------------------

  * Less than 1%.

(1) All shares are owned directly unless otherwise indicated. Does not include Common Stock vested under the Company's Tax Deferred Savings Plan.

(2) Includes 660,053 shares of Common Stock held by Ocean Reef, L.P. and 660,052 shares held by Ocean Reef Cayman I, Ltd. Ocean Reef Management, Inc. is the sole general partner of Ocean Reef, L.P. and has the right to vote the shares owned by Ocean Reef Cayman I, Ltd. pursuant to a management agreement.

(3) Includes 660,053 shares of Common Stock held by Ocean Reef, L.P., a Delaware limited partnership, and 660,052 shares held by Ocean Reef Cayman I, Ltd., a Cayman Island corporation. Ocean Reef Management, Inc. is the sole general partner of Ocean Reef, L.P. and has the right to vote the shares owned by Ocean Reef Cayman I, Ltd. pursuant to a management agreement. Rachmil Lekach is the Chief Executive Officer of Ocean Reef Management, Inc. and a director of Ocean Reef Cayman I, Ltd.

       (4) Includes 660,053 shares of Common Stock held by Ocean Reef, L.P. and 660,052 shares held by Ocean Reef Cayman I, Ltd. Ocean Reef Management, Inc. is the sole general partner of Ocean Reef, L.P. and has the right to vote the shares owned by Ocean Reef Cayman I, Ltd. pursuant to a management agreement. Ilia Lekach is a principal shareholder of Ocean Reef Management, Inc.

(5) Includes 660,053 shares of Common Stock held by Ocean Reef, L.P. and 660,052 shares held by Ocean Reef Cayman I, Ltd. Ocean Reef Management, Inc. is the sole general partner of Ocean Reef, L.P. and has the right to vote the shares owned by Ocean Reef Cayman I, Ltd. pursuant to a management agreement. Mr. Eidelstein is the President of Ocean Reef Management, Inc. and a director of Ocean Reef Cayman I, Ltd.

(6) Does not include (i)299 shares of Common Stock owned by Leonard Luria's wife, Gloria Luria, or (ii) any shares owned by his three adult children, Peter and Henry Luria and Nancy Luria-Cohen, as to all of which shares Mr. Luria, a Director of the Company, disclaims beneficial ownership.

(7) Includes 50,000 shares of Common Stock subject to presently exercisable options.

(8) Does not include 1,800 shares of Common Stock owned by Dan Cohen, the husband of Nancy Luria-Cohen, as to which shares Ms. Luria-Cohen disclaims beneficial ownership.

(9) Includes 6,333 shares of Common Stock subject to presently exercisable stock options.

(10) Includes 400,000 shares of Common Stock subject to presently exercisable stock options.

(11)   Based upon most recent Schedule 13G filing.

(12) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 339,837 shares of Common Stock of the Company as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disdains beneficial ownership of all such shares.

(13)   Based upon most recent Schedule 13D filing.

(14) Includes 56,333 shares of Common Stock subject to presently exercisable stock options.


RECENT CHANGE IN CONTROL

       On August 9, 1996, two companies affiliated with Ocean Reef purchased an aggregate of 1,320,105 shares of the Company's Class B Stock from certain members and affiliated entities of the Luria family, including Leonard Luria, the Chairman of the Board (Emeritus) of the Company, Peter P. Luria, the President, Treasurer and Director of the Company, and Nancy Luria-Cohen, the Vice President - General Counsel and Secretary of the Company. Upon such purchase, the Class B Stock was converted into Common Stock in accordance with the Company's articles of incorporation. Rachmil Lekach, Ilia Lekach, and Joel Eidelstein who are current members of the Board of Directors, are affiliates of Ocean Reef. See "Security Ownership of Certain Beneficial Owners and Managers."

       The stock purchase was completed pursuant to the terms of a stock purchase agreement, dated as of July 15, 1996 (the "Purchase Agreement"). The Purchase Agreement provided for the purchase of the 1,320,105 shares of Class B Stock at a price of $6.00 per share, for an aggregate purchase price of $7,920,630, of which $5.0 million was paid to the sellers in cash and the remaining $2,920,630 was paid by delivery of promissory notes. The promissory notes mature in two years and bear interest at the rate of 8% per annum, with interest payable quarterly commencing on January 1, 1997. The promissory notes are secured by the shares purchased by Ocean Reef. The source of the $5.0 million paid by Ocean Reef was the working capital of the two purchasing entities, Ocean Reef, L.P. and Ocean Reef Cayman I, Ltd.

       As a result of this transaction, Ocean Reef, through its affiliates, is now the Company's largest shareholder, holding an aggregate of 24.2% of the Company's outstanding Common Stock, based on the number of shares of Common Stock outstanding on September 16, 1996. On August 9, 1996, Edwin D. Marks, Jorgen Petersen and Jeremy R. Serwer resigned from the Board of Directors of the Company. Pursuant to the Company's charter documents, the remaining members of the Board of Directors then voted to fill the vacancies on the Board, including one vacancy not previously filled as a result of the resignation of Sydney A. Luria from the Board in July 1996, and appointed Rachmil Lekach, Ilia Lekach, Erwin Zafir and Fred Fuhrmann to the Board. Mr. Rachmil Lekach was appointed Chairman of the Board and Mr. Zafir was appointed Vice Chairman of the Board. Mr. Leonard Luria was appointed Chairman of the Board (Emeritus). On August 30, 1996, The Board of Directors accepted the resignation of Gerald Nathanson as an Officer and Director of the Company and appointed Joel Eidelstein to the Board of Directors to fill the vacancy. The newly appointed members of the Board were designated by Ocean Reef.

       Pursuant to the Company's articles of incorporation, once the number of shares of Class B Stock outstanding represents less than 12.5% of the aggregate number of outstanding shares of Class B Stock and Common Stock, the holders of Class B Stock no longer have the right to vote as a separate class for election of directors. As a result of the sale of the shares of the Class B Stock to Ocean Reef pursuant to the Purchase Agreement, only 320 shares of Class B Stock remain outstanding. Accordingly, the full Board of Directors will be elected by the holders of the Common Stock and the Class B Stock voting together as one class. Previously, the holders of the Class B Stock had the right to elect 75% of the directors.

                        EXECUTIVE OFFICERS AND DIRECTORS

       The executive officers and directors of the Company are as follows:


NAME                     AGE                     POSITION
- ----                     ---                     --------

Rachmil Lekach            49   Chairman of the Board and Chief Executive Officer
Erwin Zafir               48   Vice Chairman of the Board
Leonard Luria             73   Chairman of the Board (Emeritus)
Peter P. Luria            44   President, Treasurer and Director
Barry Gold                53   Executive Vice President--Store Operations
Thomas A. Floerchinger    52   Senior Vice President--Finance
Stephen L. Higgins        47   Senior Vice President--General
                               Merchandise
Ron Angelo                49   Vice President--MIS
Nancy Luria-Cohen         40   Vice President--General Counsel and
                               Secretary
Harry J. Diven, Jr.       72   Director
Ilia Lekach               46   Director
Fred Fuhrmann             46   Director
Joel Eidelstein           29   Director


       RACHMIL LEKACH was appointed Chairman of the Board on August 9, 1996, and Chief Executive Officer on August 30, 1996. Mr. Lekach also serves as Chairman of the Board and Chief Executive Officer of Ocean Reef, a privately held company engaged in various investment activities. Ocean Reef is under the common control of Messrs. R. Lekach, I. Lekach and Eidelstein. From June 1994 to May 1996, Mr. Lekach was President of Parlux Fragrances, Inc., a publicly traded manufacturer and global marketer of prestige fragrances and related beauty products ("Parlux"). He served as a director of Parlux from December 1993 to April, 1996. From September 1990 to June 1994, Mr. Lekach was a director and held various executive positions with Perfumania, Inc., a publicly traded specialty retailer and wholesale distributor of a wide range of brand name and designer fragrances and related products ("Perfumania"), most recently as President of the retail division. Rachmil Lekach is the brother of Ilia Lekach.

       ERWIN ZAFIR was appointed Vice Chairman of the Board on August 9, 1996. Mr. Zafir has been President and Chief Executive Officer of Blue Spot, Inc., an importer and distributor of electronics and watches, from 1973 to present.

       LEONARD LURIA has been employed by the Company for 44 years and serves as the Company's Chairman of the Board (Emeritus). Until January 1996, Mr. Luria served as Chief Executive Officer of the Company and until August 1996, Mr. Luria also served as the Company's Chairman of the Board.

       PETER P. LURIA, a son of Leonard Luria, has been employed by the Company since 1974 in various capacities at the store, merchandising and management levels. He was named President of the Company in 1989.

       BARRY GOLD, has been employed by the Company since July 1996. Prior to joining Luria's, Mr. Gold was a consultant, Chief Financial Officer and Chief Operating Officer of Sam Flax, Inc. and Kate's Art and Design, Inc. from 1994 to 1996. From 1990 to 1996, Mr. Gold was Vice Chairman and Chief Operating Officer of Fishers Big Wheel, Inc.

       THOMAS A. FLOERCHINGER joined the Company in October 1995. Prior to joining the Company, Mr. Floerchinger was President of Digital Impact. From May 1994 until September 1994, Mr. Floerchinger served as Chief Operating Officer of Absolute Entertainment, Inc. and from 1992 until May 1994 served as a consultant and Chief Financial Officer at Sound Advice, Inc. From November 1991 until March 1992, Mr. Floerchinger was Chief Financial Officer of Intellicall, Inc.

       STEPHEN L. HIGGINS joined the Company in February 1996. Prior to joining the Company, Mr. Higgins was President and Chief Executive Officer of Everything Organized, Inc., a regional specialty retailer in Atlanta, Georgia since September 1994, and was President and Chief Operating Officer of Tuesday Morning, Inc., a national specialty retailer in Dallas, Texas for seven years prior to that time.

       RON ANGELO joined the Company as Vice President--MIS in August, 1995. Prior to that time Mr. Angelo was the Director of MIS for Clothestime, Inc. for more than five years.

       NANCY LURIA-COHEN, daughter of Leonard Luria, has been employed by the Company since 1988 as General Counsel and became Vice President in 1991.

       HARRY J. DIVEN, JR. has been a Certified Public Accountant, private investor and financial consultant since 1979.

       ILIA LEKACH was appointed a Director on August 9, 1996. Mr. Lekach also serves as Chairman of the Board and Chief Executive Officer of Parlux. Mr. Lekach has served as a director of Parlux from February 1989 to present, Chairman of the Board from November 1990 to present and Chief Executive Officer from December 1993 to present. He served as Chairman of the Board and Chief Executive Officer of Perfumania from its incorporation in 1988 to April 1994. Ilia Lekach is the brother of Rachmil Lekach.

       FRED FUHRMANN was appointed a Director on August 9, 1996. Mr. Fuhrmann has been the Managing Director of La Zahav, N.V., a jewelry wholesaler and distributor operating in the Caribbean and South America, from 1983 to present.

       JOEL EIDELSTEIN is President and a director of Ocean Reef. From November 1990 to present, Mr. Eidelstein has served as a director of Jack-Carl 312 Futures, Inc., a publicly traded discount commodities brokerage firm ("Jack-Carl"). From January 1994 to June 1996, Mr.

Eidelstein was Vice President of Index Futures Group, Inc., a subsidiary of Jack-Carl, and was responsible for trading operations in foreign currencies and Eurodollars. From June 1988 to December 1993, engaged in commodities transactions for his own account. Mr. Eidelstein has been a member of the International Monetary Market of the Chicago Mercantile Exchange since 1988.

CLASSIFIED BOARD

       The Board of Directors is divided into three classes. Generally each class is elected every third year. Directors who are voted into a class during the term of the class may serve less than a three year term. The Company is holding this Special Meeting of Shareholders to ratify the election of the directors appointed to the Board since the last Annual Meeting of Shareholders. These directors whose appointment by the Board is to be ratified, include Joel Eidelstein, Fred Fuhrmann, Ilia Lekach, Rachmil Lekach and Erwin Zafir. The following table sets forth certain information with respect to each Director of the Company:


                NAME                                CURRENT TERM EXPIRES(1)
                ----                                -----------------------

            Erwin Zafir                             1999 Annual Meeting
            Fred Fuhrmann (1)                       1999 Annual Meeting
            Leonard Luria                           1999 Annual Meeting
            Harry J. Diven, Jr.                     1998 Annual Meeting
            Rachmil Lekach (1)                      1998 Annual Meeting
            Peter P. Luria (1)                      1998 Annual Meeting
            Joel Eidelstein                         1997 Annual Meeting
            Ilia Lekach                             1997 Annual Meeting

(1) member of the Executive Committee of the Board of Directors

       Of the five Directors whose appointment by the Board of Directors is to be ratified, two (Ilia Lekach and Joel Eidelstein) will serve until the Annual Meeting of Shareholders to be held in 1997, one (Rachmil Lekach) will serve until the Annual Meeting of Shareholders to be held in 1998 and two (Erwin Zafir and Fred Fuhrmann) will serve until the Annual Meeting of Shareholders to be held in 1999, and all of whom will serve until their respective successors are duly elected and qualified. The persons names in the enclosed proxy will vote shares of Common stock and Class B Stock for the ratification of the election of the Directors appointed since the last Annual Meeting of Shareholders, unless such proxy directs otherwise. The Board of Directors does not expect that any of the Directors named in this proxy will be unable to stand for ratification of their appointment, but, in the event that vacancies in the Board of Directors should occur unexpectedly, the shares represented by the proxies may be voted for substitutes chosen by the Board of Directors.

COMMITTEES

         The principal standing committees of the Board of Directors include the following:

       AUDIT COMMITTEE. The Audit Committee was established by the Board of Directors in March 1981 and during the fiscal year ended February 3, 1996 was comprised of Harry J. Diven, Jr. (Chairman), Sydney A. Luria and Cynthia Cohen Turk. Mr. Luria and Ms. Cohen Turk have since resigned from the Board. The current members of the Audit Committee consist of Messrs. Diven (Chairman), Zafir and Fuhrmann. The Audit Committee meets with management regarding the internal controls of the Company and the objectivity of its financial reporting. The Committee also meets with the Company's independent auditors and with appropriate Company financial personnel concerning these matters. Other functions of the Audit Committee include recommending to the Directors the appointment of the independent auditors and reviewing the Company's audited financial statements and the auditors' report thereon with the auditors and the Company's management. The Audit Committee met three times during the fiscal year ended February 3, 1996.

       COMPENSATION AND STOCK OPTION COMMITTEE. The Compensation and Stock Option Committee was established by the Board of Directors in June 1993 and combines the functions of the Compensation Committee and the Stock Option Committee, each of which was originally established in March 1981. During the fiscal year ended February 3, 1996, the Compensation and Stock Option Committee was comprised of Jeremy Serwer (Chairman), Cynthia Cohen Turk, Edwin D. Marks and Jorgen Petersen. Ms. Cohen Turk and Messrs. Serwer, Marks and Petersen have since resigned from the Board. The current members of the Compensation and Stock Option Committee consist of Erwin Zafir (Chairman) and Joel Eidelstein. The Compensation and Stock Option Committee's responsibilities consist of recommending, reviewing and approving the salary and fringe benefits policies of the Company, reviewing compensation policies for Directors and reviewing and approving the compensation of officers of the Company. The Compensation and Stock Option Committee also recommends and approves stock awards and option grants under the Company's employee benefit plans, including the 1992 Stock Option Plan and the 1996 Stock Option Plan, and recommends amendments to such plans, subject to approval by the Board of Directors. The Compensation and Stock Option Committee met three times during the fiscal year ended February 3, 1996. The Compensation and Stock Option Committee also took action by unanimous written consent during the year.

ADDITIONAL INFORMATION CONCERNING DIRECTORS

       Each Director who is neither an officer nor employee of the Company receives a fee of $5,000 per year. In addition, such Directors are reimbursed for attendance at meetings in an amount of $1,500 per meeting ($500 if attendance by telephone) and, if not held in connection with a meeting of the Board, $500 for attendance at committee meetings. The directors also are reimbursed for out-of-pocket expenses incurred by them in attending Board or committee meetings. Harry J. Diven, Jr. also received during the fiscal year ended February 3,1996 an additional $1,000 per quarter as reimbursement for quarterly visits to the Company. Pursuant to the 1993 Directors' Stock Option Plan, non-employee directors are granted options to purchase

1,000 shares of Common Stock, after each annual meeting of the Company, provided that the Company recognized a net profit during the preceding fiscal year.

       The Board of Directors of the Company held a total of six meetings during the fiscal year ended February 3, 1996. The Board of Directors also took action by unanimous written consent during the year. Each Director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the committees on which they serve except Jeremy Serwer and Jorgen Petersen, who resigned in August 1996 and who were unable to attend two of the Board meetings and one meeting of the committee on which each of them served.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

       The following table sets forth compensation awarded to, earned by or paid to each of the Company's Chief Executive Officer, the four most highly compensated executive officers during fiscal 1996 other than the Chief Executive Officer who were serving as executive officers at the end of fiscal 1996. Information with respect to salary, bonus, other annual compensation, options and LTIP Payouts is included for the 1994, 1995 and 1996 fiscal years for the officers who were here during those years. The Company has not granted any stock appreciation rights, nor paid compensation that would qualify as "All Other Compensation."

                           SUMMARY COMPENSATION TABLE



                                                 ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                             --------------------------------  ---------------------------------
                                                                                           AWARDS      PAYOUTS
                                                                 OTHER ANNUAL  RESTRICTED  -------  ------------
                                             SALARY      BONUS   COMPENSATION     STOCK    OPTIONS  LTIP PAYOUTS
NAME AND PRINCIPAL POSITION   FISCAL YEAR      ($)      ($)(1)      ($)(2)     AWARD(S)($)   (#)         ($)
- ---------------------------   -----------    -------   -------   ------------  ----------- -------  ------------
LEONARD LURIA                   1996        $344,223      $--       $1,746         $--       --           $--
Chairman of the                 1995         339,423       --        2,310          --       --            --
Board(3)                        1994         400,000       --        2,249          --       --            --

GERALD NATHANSON (4)            1996         $23,077   $200,000         --         $--     400,000        $--
Former Chief                    1995              --       --           --          --       --            --
Executive Officer               1994              --       --           --          --       --            --

PETER P. LURIA                  1996        $301,930      $--       $4,254         $--      50,000        $--
President                       1995         300,000       --        4,443          --      50,000         --
                                1994         282,692     75,000      2,249          --       --            --

CRAIG KURLANDER( 5)             1996        $196,154      $--       $5,000     $22,500(6)   30,000        $--
Executive Vice                  1995              --       --           --          --       --            --
President                       1994              --       --           --          --       --            --

RICHARD LOEBL(7)                1996        $170,769      $--           --         $--      15,000        $--
Senior Vice Present             1995              --       --           --          --       --            --
                                1994              --       --           --          --       --            --

______________

(1)      Reflects bonus earned in the fiscal year.
(2) Represents the Company's matching contributions to the Tax Deferred Savings Plan in equivalent shares of Common Stock. Does not include the dollar value of personal benefits, such as the cost of automobiles and health insurance, the aggregate value of which for each named executive officer was less than 10% of such executive officer's salary and bonus.
(3)      Mr. Luria currently serves as Chairman of the Board (Emeritus).
(4) Mr. Nathanson's employment with the Company commenced in January 1996. Mr. Nathanson resigned from the Company effective August 30, 1996.
(5)      Mr. Kurlander's employment with the Company commenced in February 1995.
(6) Reflects the award of 5,000 shares of Common Stock under the Company's Stock Bonus Plan. The value of the 5,000 shares is based on the closing price of $4.50 of the Company's Common Stock on February 3, 1996.
(7)      Mr. Loebl's employment with the Company commenced in February 1995.

OPTION GRANTS TABLE

       The following table sets forth certain information concerning grants of stock options made during the 1996 fiscal year to the named executive officers. All stock options granted to such persons during the 1996 fiscal year were granted pursuant to the Company's 1992 Stock Option Plan except for the grant to Gerald Nathanson which was granted pursuant to the Company's 1996 Stock Option Plan.

                    OPTION GRANTS DURING 1996 FISCAL YEAR(1)

                                                                                                  POTENTIAL
                                                                                               REALIZABLE VALUE
                                                                                                  AT ASSUMED
                                                                                                ANNUAL RATE
                                                                                               OF STOCK PRICE
                  NUMBER OF SECURITIES                                                         APPRECIATION
                       UNDERLYING       % OF TOTAL OPTIONS                                   FOR OPTION TERM(4)
                    OPTIONS GRANTED    GRANTED TO EMPLOYEES   EXERCISE PRICE  EXPIRATION     ------------------
                      (#)             IN FISCAL YEAR 1996(2)      PER SHARE     DATE (3)       5%($)     10%($)
                  ------------------- -----------------------  --------------  ----------     ------------------
Leonard Luria                   0            0.0%                  $0.00             N/A           $0         $0

Gerald Nathanson(4)       400,000            69.9                   5.125         1/2/06      872,000  2,590,000

Peter P. Luria(5)          50,000             8.7                   6.125        4/21/05       27,000    186,000

Craig Kurlander            15,000             2.6                   8.125         2/6/00            0          0
                           15,000             2.6                   6.50          6/5/00            0      5,000

Richard Loebl              15,000             2.6                   7.625        2/27/00            0          0

______________

(1)    No stock appreciation rights were granted.
(2) Does not include options granted during the fiscal year which expired prior to the end of the fiscal year.
(3)    Subject to the provisions of the Stock Option Plans.
(4) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions providing for termination of the option following termination of employment, nontransferability or vesting or the potential exercise of options and sale of the underlying shares prior to expiration of the term. The calculations are not intended to forecast possible future appreciation, if any, of the market price of the Common Stock.

 (5) Mr. Luria's options were canceled in August 1996. See "-Employment Contracts" regarding options granted to Mr. Luria in August 1996.

AGGREGATED FISCAL YEAR-END OPTION VALUE TABLE

         The following table sets forth certain information concerning the exercise of stock options and unexercised stock options held by the named executive officers as of the end of the 1996 fiscal year. No stock appreciation rights have been granted or are outstanding.

           OPTION EXERCISES AND OPTION VALUES DURING 1996 FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF              VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                                                        AT 1996                      AT 1996
                                                                    FISCAL YEAR END              FISCAL YEAR END
                          SHARES ACQUIRED                                  (#)                       ($)(1)
                           ON EXERCISE    VALUE REALIZED        -------------------------   -------------------------
NAME                            (#)              ($)            EXERCISABLE UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
- ----                      ---------------   -------------       ----------- -------------   ----------- -------------
Leonard Luria                   0              $0.00                   0            0           $0          $0

Gerald Nathanson                0               0.00             400,000            0            0           0

Peter P. Luria                  0               0.00             225,000            0            0           0

Craig Kurlander                 0               0.00                   0       30,000            0           0

Richard Loebl                   0               0.00                   0       15,000            0           0

____________

(1) The closing price for the Company's Common Stock as reported by the New York Stock Exchange on February 3, 1996 was $4.50. All options shown on this table have an exercise price in excess of $4.50.

EMPLOYMENT CONTRACTS

         Effective August 9, 1996, the Company entered into an employment agreement with Peter P. Luria, with an initial term expiring August 9, 1998. The employment agreement provides for Mr. Luria's employment as President at a base salary of $250,000 per year, plus discretionary bonuses if approved by the Board of Directors. Mr. Luria was granted options to purchase 100,000 shares of Common Stock on the effective date of the Agreement, 50,000 of which became immediately exercisable on the effective date and 50,000 of which will become exercisable on the one-year anniversary of the date of grant. The employment agreement also provides that in the event of a change in control (as defined therein), Mr. Luria may terminate his employment and will thereupon be entitled to a lump sum payment equal to the sum of (x) his base salary through the end of the initial term, and (y) a severance payment of $250,000. Mr. Luria may also terminate his employment for Good Reason (as defined therein) and may then be entitled to receive his base salary and any accrued but unpaid bonus through the end of the initial term.

         Effective January 2, 1996, the Company entered into an employment agreement with Gerald Nathanson, with an initial term expiring April 30, 1998. Effective August 30, 1996, Mr. Nathanson resigned as Chief Executive Officer of the Company and his employment agreement was terminated. In connection with his resignation, the Company agreed to pay to Mr. Nathanson a total payment of $472,765, $283,659 of which was paid to Mr. Nathanson on August 30, 1996, and the remaining payment of $189,106 which will be paid on January 2, 1997.

                      CERTAIN TRANSACTIONS WITH MANAGEMENT

         During the fiscal year ended February 3, 1996, the Company leased its store facility at 980 S.W. 1st Street, Miami, Florida, from a partnership in which Leonard Luria, a Director of the Company, has a 60% interest. During the fiscal year ended February 3, 1996, the Company paid basic rent under the lease of $87,405. In addition, the Company is obligated to pay real estate taxes, assessments and other governmental charges and insurance in connection with the leased premises.

         During the fiscal year ended February 3, 1996, the Company leased its store facility located at 6411 Taft Street, Hollywood, Florida, from a partnership in which Gloria Luria, the wife of Leonard Luria, has a 70% interest. During the fiscal year ended February 3, 1996, the Company paid basic rent under the leases of $117,102. In addition, the Company is obligated to pay real estate taxes, assessments and other governmental charges and insurance in connection with the leased premises.

         The Company believes that the rent charged and to be charged under each lease described above is at a rate that is comparable to that paid under leases of similar properties in the same general location as the properties described and that the terms of each such lease are at least as favorable to the Company as could be obtained from an unaffiliated party.

         The Company is in the process of negotiating with Perfumania, a corporation in which Rachmil Lekach, Chief Executive Officer and Chairman of the Board of the Company, and Ilia Lekach, a Director of the Company, are affiliates, to purchase an initial order of approximately $400, 000 of merchandise. The Company believes that the amount to be paid for the merchandise and the payment terms are atleast as favorable to the Company as could be obtained from an unaffiliated vendor.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended February 3, 1996 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one report was filed late by Thomas Floerchinger.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation program for executive officers is administered by the Compensation and Stock Option Committee (the "Committee") of the Board of Directors, which during the fiscal year ended February 3, 1996, was composed of Jeremy Serwer, Cynthia Cohen Turk, Edwin D. Marks and Jorgen Petersen. The current members of the Compensation Committee are Erwin Zafir and Joel Eidelstein. Compensation of executive officers of the Company, other than the Chairman of the Board, the Chief Executive Officer and the President, is based upon recommendations made to the Committee by the Executive Committee. The Executive Committee currently consists of Rachmil Lekach, the Company's Chairman of the Board and the Company's Chief Executive Officer, Fred Fuhrman, a Director of the Company, and Peter P. Luria, the Company's President.

     The Committee focuses on (I) attracting and retaining key executive officer; (ii) individual and Company performance, both short-term and long-term;
(iii) relating performance and responsibilities to compensation; and (iv) providing incentives to management based upon performance. Benefits provided to management through stock option incentives are generally consistent with shareholder return. In reviewing Company performance the Committee gives primary consideration to sales and earnings and evaluates strategic planning and the Company's progress in that regard. The Committee also takes into consideration external economic factors that affect results of operations. The Committee's analysis of the foregoing factors is by nature subjective. Committee strives to maintain compensation within the market range.

     Salaries of executive officers are based primarily upon position with the Company, the person's responsibilities and importance to the Company, agreements with the Company, performance and external comparisons. The general philosophy of the Committee with respect to compensation of the executive officers is to offer competitive compensation programs designed to attract and retain key executives critical to the long-term success of the Company. This analysis is also subjective. An executive officer's prior salary and history with the Company is also taken into consideration. In fiscal 1996, there were also several new executive officers whose salaries were negotiated as part of the hiring process.

     Leonard Luria, the Company's Chief Executive Officer through December 31, 1995, did not receive a bonus for fiscal 1996. Therefore, Leonard Luria's salary for fiscal 1996 represents all of his compensation. The Company has a formula for awarding a bonus to the President based upon the Company's profit before taxes. A bonus is awarded if such profit is equal to or greater than $5 million. The Committee provides bonuses to each of its executive officers based upon the Company's results of operations and such officer's performance. This determination is not subject to specific criteria. In determining bonuses, consideration is also given to existing salary levels. The Company relates bonuses to it long-term planning. In fiscal 1996 no cash bonuses were awarded to the executive officers except a cash bonus was given to Gerald Nathanson when he was hired by the Company. See "Executive Compensation - Summary Compensation Table."

     The Committee also relates a significant portion of executive officer compensation to long-term incentives in order to encourage long-term planning. The 1992 Stock Option Plan and the

1996 Stock Option Plan (being submitted to the shareholders for approval at this Annual Meeting) provide incentive to management through the award of stock options at the discretion of the Committee. The amount of options granted to any executive officer depends, to some extent, on position and salary level, individual performance, the executive's impact on the Company and the executive's perceived potential. Stock options that were granted in fiscal 1996 were granted to recognize individual performance or to provide additional incentive for the future. Options were granted to individuals with fewer or no options outstanding and as part of compensation packages to retain several new executive officers. In making the determination with respect to the size of these grants, the Committee primarily emphasized the perceived role of the individual in connection therewith or perceived future role in operations. Further emphasis was given to the individual's present or future role in strategic planning. The Committee also considered what amount of options would be necessary to provide adequate incentives to such executive officers. All of these factors are subjective. See "Executive Compensation - Option Grants During the 1996 Fiscal Year."

      CYNTHIA COHEN TURK; EDWIN D MARKS; JORGEN PETERSEN AND JEREMY SERWER

                                PERFORMANCE GRAPH

    The following graph shows the cumulative total shareholder return on the Company's Common Stock over the last five fiscal years as compared to the returns of the Standard & Poor's 500 Composite Index and the Standard & Poor's Retail Stores-Composite Index. The graph assumes $100 was invested on January 30, 1991 in the Company's Common Stock, the Standard & Poor's Composite Index and the Standard & Poor's Retail Stores - Composite Index, and assumes reinvestment of dividends.



                                                     INDEXED RETURNS
                                 ---------------------------------------------------------------
                                                      YEARS ENDING
                                 ---------------------------------------------------------------
  COMPANY /INDEX                      JAN 91  JAN 92     JAN 93    JAN 94     JAN 95    JAN 96
  --------------                     ------   ------     ------    ------     ------    ------
LURIA (L.) & SON INC.                 100     117.02     178.72     234.04    119.15      74.47
S&P 500 INDEX                         100     122.69     135.67     153.14    153.96     213.48
RETAIL STORES COMPOSITE               100     139.73     166.79     160.75    148.85     160.50


                             SHAREHOLDERS PROPOSALS

     Any proposal by a shareholder intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company no later than January 3, 1997, for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

                                  OTHER MATTERS

    The Board of Directors knows of no other matters to be presented at the Meeting. Should any unanticipated business properly come before the Meeting, however, it is intended that the holders of proxies solicited hereby will vote thereon at their discretion.

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain officers and employees of the Company may solicit proxies in person or by telephone without compensation. Brokers, banks and other custodians or fiduciaries holding shares in names of the nominees will be requested to forward copies of the proxy soliciting materials to the beneficial owners of the shares and the Company will reimburse them for expenses incurred in doing so. To assist the Company in obtaining proxies from such brokers, banks and other custodians or fiduciaries, the Company has engaged Corporate Investors Communications, Inc. for a fee of $5,000 plus out-of-pocket expenses.

     The above notice and proxy statement are sent by order of the Board of Directors.

                                    NANCY LURIA-COHEN
                                    SECRETARY

Miami Lakes, Florida
September 23, 1996

COMMON STOCK PROXY

                              L. LURIA & SON, INC.
               5770 MIAMI LAKES DRIVE, MIAMI LAKES, FLORIDA 33014

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned holder of Common Stock of L. LURIA & SON, INC., A Florida corporation (the "Company") hereby appoints RACHMIL LEKACH and PETER LURIA, and each or either of them, the proxy or proxies of the undersigned, with full power of substitution to such proxy and substitute, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held at the Davis Cup Room, Don Shula's Hotel, Main Street, Miami Lakes, Florida 33014, at 9:30 A.M., local time, October 30, 1996, and at all adjournments thereof with authority to vote said Common Stock on the matters set forth below:

         The shares of Common Stock represented by this Proxy will be voted in the manner directed herein by the undersigned shareholder, who shall be entitled to one vote for each share of Common Stock held. Holders of Common Stock and Class B Stock vote together on the ratification of the election of Directors. If no direction is made, this Proxy will be voted for each item listed below.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

The Board of Directors recommends a vote FOR each proposal.

Please mark your vote as indicated in this example [x]


1. RATIFICATION OF ELECTION OF DIRECTORS. Ratification of Election of
   Joel Eidelstein, Fred Fuhrmann, Ilia Lekach, Rachmil Lekach, and Erwin Zafir as Directors.

   FOR all Directors                      WITHHOLD
   listed above (except)                  AUTHORITY
   as marked to the                       to vote for all
   contrary below)                        Directors listed above

   [   ]                                  [   ]

(INSTRUCTION: To withhold authority to vote for any individual Director, write that Director's name on the space provided below.)

______________________________________________________________________________

2. In their discretion, upon such other business as may be properly brought before the meeting and each adjournment thereof.

                                      THIS PROXY WILL BE VOTED AS SPECIFIED, IF
                                      NO SPECIFICATION IS MADE, THIS PROXY WILL
                                      BE VOTED FOR EACH OF THE MATTERS
                                      MENTIONED.

                                      Dated:____________________________, 1996

                                      ________________________________________
                                      Signature

                                      ________________________________________
                                      Signature if Held Jointly

                                      PLEASE SIGN YOUR NAME EXACTLY AS IT
                                      APPEARS ON THE LEFT. EXECUTORS,
                                      ADMINISTRATORS, TRUSTEES, GUARDIANS,
                                      ATTORNEYS AND AGENTS SHOULD GIVE THEIR
                                      FULL TITLE AND SUBMIT EVIDENCE OF
                                      APPOINTMENT UNLESS PREVIOUSLY FURNISHED TO
                                      THE COMPANY OR ITS TRANSFER AGENT. ALL
                                      JOINT OWNERS SHOULD SIGN.

        PLEASE, MARK, DATE, SIGN AND RETURN USING THE ENCLOSED ENVELOPE.
                   YOUR PROMPT ATTENTION WILL BE APPRECIATED.